Exhibit 10.1
LEASE MODIFICATION AGREEMENT
NO. 1
     THIS LEASE MODIFICATION AGREEMENT NO. 1 (this “First Amendment”) dated May 25, 2005, by and between The Realty Associates Fund III, a Delaware limited partnership (“Landlord”) and OXiGENE, INC., a Delaware corporation (“Tenant”).
WITNESSETH
     WHEREAS, Landlord and Tenant entered into a Lease dated as of August 8, 2003 (the “Lease”) covering approximately 4,000 rentable square feet of space (the “Existing Premises”) on the fifth floor of the building (the “Building”) known as 230 Third Avenue, Waltham, Massachusetts (the Original Lease, as amended and affected by this First Amendment, is hereinafter referred to as the “Lease”); and
     WHEREAS, the Term of the Lease commenced on September 15, 2003 and, in the absence of the execution and delivery of this First Amendment, is scheduled to expire by its terms at 11:59 p.m., local time on December 31, 2008; and
     WHEREAS, Landlord and Tenant mutually desire to increase the size of the premises and to relocate the premises from the Existing Premises to the sixth (6th) floor of the Building (the “Replacement Premises”), and to adjust the amount of rent and other charges payable therefor, and to make other changes to the Lease, all as set forth herein; and
     WHEREAS, Landlord and Tenant mutually intend and desire to modify the Lease on and subject to the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, each to the other paid, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
          1.      (a) Tenant currently occupies the Existing Premises, and Tenant agrees that Landlord is not responsible or liable to perform any work therein to prepare the same for Tenant’s occupancy thereof, or to pay any further allowance or contribution toward the cost of any work performed by or for Tenant therein.
          (b) On that date (the “Effective Date”) which is the later to occur of (i) the Relocation Completion Date (as hereinafter defined), and (ii) July 1, 2005, Tenant shall vacate the Existing Premises and relocate its furnishings, equipment and personal property to the Replacement Premises. On the Effective Date, Tenant shall deliver up the Existing Premises to Landlord in accordance with the Original Lease, including without limitation the provisions of Section 7.2(b) thereof, provided that Landlord agrees that Tenant shall not be required to remove any alterations or improvements heretofore made by Tenant in the Existing Premises (and Tenant shall not remove any of the existing telecommunication or data communication wiring or cabling in the Existing Premises). Commencing upon the execution and delivery of this First Amendment by both parties, and upon recovery by Landlord of full possession of the Replacement Premises from the existing tenant, Tenant shall have access to the Replacement Premises for the purpose of installing Tenant’s furniture, equipment and telephone/data wiring, provided that such access shall be subject to all of the terms and conditions of the Lease, other than the payment of Rent. Tenant’s access shall be subject to reasonable scheduling and other requirements of Landlord and Landlord’s contractor, and Tenant shall deliver to Landlord certificates of liability, casualty and workmen’s compensation insurance prior to having any such access.
          2. Effective from and after the Effective Date, the following definitions set forth in Article 1 of the Lease shall be deemed amended as follows:
     Premises: A portion of the sixth floor of the Building, as shown on Exhibit “A-l” attached hereto.
     Rentable Area of the Premises: Agreed to be 9,901 square feet.
     Expiration Date: 11:59 p.m., local time, on May 31, 2009 (subject to Section 7 hereof).
     Base Rent: Commencing on the Effective Date, the Base Rent shall be as follows:

			MONTHLY	BASE RENT PER
LEASE YEAR	ANNUAL BASE RENT		PAYMENT	SQUARE FOOT
1	$252,475.50	*	$21,039.63 *	$25.50
2	$262,376.50		$21,864.70	$26.50
3	$272,277.50		$22,689.79	$27.50
4	$282,178.44		$23,514.87	$28.50
     For the purposes hereof, the first Lease Year in respect of the Replacement Premises shall commence on the Effective Date and end on the last day of the twelfth full calendar month following the Effective Date, and succeeding Lease Years shall be successive periods of twelve calendar months (and any portion of such a twelve-month period at the end of the Term).
     * - So long as there exists no default on the part of Tenant under the Lease prior to September 30, 2005, from the Effective Date through September 30, 2005, Base Rent shall be computed on the basis of 6,601 rentable square feet, or at the rate of $14,027.13 per month.
     Security Deposit: $67,000.00, subject to reduction as herein provided.
     Tenant’s Share: 3.38%
     Tax Base Year: Fiscal Year 2006 (July 1, 2005 through June 30, 2006).
     Operating Cost Base Year: Calendar Year 2005

     Number of Tenant Parking Spaces: Thirty (30) spaces, to be used in common and on an unassigned basis.
          3.      (a) Landlord has prepared a space plan for the Replacement Premises (the “New Plan”) showing the general layout and location of improvements to be constructed by Landlord. The New Plan is dated March 31, 2005, and was prepared by Nelco Architecture, Inc. (“Landlord’s Architect”), and has been approved by Tenant and Landlord and is attached hereto as Exhibit B-1. Promptly upon execution and delivery of this Lease by both parties, Landlord shall have plans (the “Replacement Plans”) for the interior finish and other tenant improvements to the Replacement Premises prepared in accordance with Landlord’s current Building standards, a copy of which has been provided to Tenant. The Replacement Plans shall be submitted to Tenant for its approval, which shall not be unreasonably withheld or delayed. Failure by Tenant to disapprove any submission or resubmission of the Replacement Plans within five (5) days after submission or any resubmission shall constitute approval thereof. Any disapproval shall be accompanied by a specific statement of the reasons therefor.
                   (b) Promptly after recovery of full possession of the Replacement Premises from the prior tenant, and approval of the Replacement Plans, Landlord shall commence and use reasonable diligence to substantially complete the work to be performed by Landlord pursuant to the Replacement Plans (“Landlord’s Expansion Work”), at Landlord’s sole cost and expense. Landlord’s Expansion Work shall include, without limitation, the items shown or referred to on Exhibit C-l hereto. Landlord shall undertake Landlord’s Expansion Work in a good and workmanlike manner, free of all liens against Tenant’s interests and in accordance with applicable laws.
                   (c) The Replacement Premises shall be deemed ready for occupancy on the first day as of which (i) Landlord’s Expansion Work has been completed except for items of work (and, if applicable, adjustment of equipment and fixtures) which can be completed after occupancy has been taken without causing undue interference with Tenant’s use of the Replacement Premises (i.e. so-called “punch list” items), (ii) Landlord has received a certificate of occupancy therefor (which certificate may be temporary if any conditions therefor are to be performed by Tenant hereunder), and (iii) Landlord’s Architect has certified that Landlord’s Expansion Work has been completed in substantial accordance with the Replacement Plans. Such date is hereinafter called the “Relocation Completion Date.” Landlord shall give Tenant ten (10) business days’ advance notice of the date on which Landlord reasonably anticipates that the Relocation Completion Date will occur. Landlord shall use commercially reasonable efforts to substantially complete Landlord’s Expansion Work on or before July 1, 2005, but shall have no liability for failure to do so (except with respect to the Sublease Space as provided below). Landlord and Tenant shall schedule an inspection walk-through of the Premises prior to the occurrence of the Relocation Completion Date to review Landlord’s Expansion Work and to prepare the punch list. Landlord shall use commercially reasonable efforts to compete any punch-list items of work within thirty (30) days after the Relocation Completion Date, and Tenant shall afford Landlord access to the Replacement Premises therefor. Landlord and Tenant acknowledge that Tenant currently occupies certain space (the “Sublease Space”) on the fifth floor of the Building, containing approximately 3,300 rentable square feet, pursuant to a

Sublease between the Tenant and Schwartz Communications, Inc., and that the term of that Sublease expires September 30, 2005. If Landlord determines that the Relocation Completion Date will not occur on or before September 15, 2005, Landlord will so notify Tenant and, upon written request by Tenant, Landlord will allow Tenant to remain in the Sublease Space on all of the terms and conditions of the Lease from September 30, 2005 until the Relocation Completion Date. Tenant’s right to use and occupy the Sublease Space shall cease as of 5:00 p.m. on the day specified by Landlord in Landlord’s notice to Tenant pursuant to Section 3(c) hereof, at or before which time Tenant shall vacate and surrender the Sublease Space and relocate to the Replacement Premises. During the period that Tenant occupies the Sublease Space after September 30, 2005, the Sublease Space shall for all purposes of the Lease be deemed to constitute a portion of the Premises demised under the Lease, except that (except to the extent that any delay in the Relocation Completion Date is due to a Tenant Expansion Delay) the Base Rent and additional rent payable to Landlord with respect to the Sublease Space between September 30, 2005 and the Relocation Completion Date shall be the same as is payable under the existing Sublease.
          4. Tenant shall give Landlord written notice, not later than nine calendar months after the Relocation Completion Date (which shall be extended to twelve calendar months as to defects that could not be discovered by a careful visual inspection or by normal use), of any respects in which Landlord has not performed Landlord’s Expansion Work fully, properly and in accordance with the terms of this First Amendment. Except as identified in any such notice from Tenant to Landlord, Tenant shall have no right to make any claim that Landlord has failed to perform any of Landlord’s Expansion Work fully, properly and in accordance with the terms of the Lease, or to require Landlord to perform any further Landlord’s Expansion Work. Except for Landlord’s Expansion Work, the Premises are being leased in their present condition, AS IS, WITHOUT REPRESENTATION OR WARRANTY by Landlord. Tenant acknowledges that it has inspected the Replacement Premises and Common Areas and, subject to completion of Landlord’s Expansion Work, has found the same satisfactory.
          5. (a) If a delay shall occur in the Relocation Completion Date, and such delay would not have occurred but for the occurrence of any of the following:
(i)	any request by Tenant that Landlord delay the commencement or completion of Landlord’s Expansion Work for any reason;

(ii)	any delay by Tenant in the approval of the Replacement Plans, or any request by Tenant for any change in any of the Replacement Plans after the Tenant’s approval thereof;

(iii)	any other act or omission of Tenant or its officers, agents, employees or contractors, including without limitation any act in connection with Tenant’s early access to the Replacement Premises as provided above, provided that Landlord shall notify Tenant reasonably promptly after obtaining knowledge that such act or omission is reasonably likely to cause a delay in the Relocation Completion Date;

(iv)	any special requirement of the approved Replacement Plans not in accordance with Landlord’s Building standards, provided that Landlord shall notify Tenant reasonably promptly after obtaining knowledge that such special requirement is reasonably likely to cause a delay in the Relocation Completion Date; or

(v)	any reasonably necessary displacement of any of Landlord’s Expansion Work from its place in Landlord’s construction schedule resulting from any of the causes for delay referred to in this paragraph (a) and the fitting of such Landlord’s Expansion Work back into such schedule;
then on the Relocation Completion Date (as delayed), Tenant shall pay to Landlord for each day of such delay the amount of Base Rent, Additional Rent and other charges that would have been payable hereunder had the Tenant’s obligation to pay Base Rent in respect of the Replacement Premises (without regard to any period of free or reduced rent) commenced immediately prior to such delay.
          (b) If a delay in the Relocation Completion Date, or if any substantial portion of such delay, is the result of Force Majeure, and such Force Majeure delay would not have occurred but for a delay described in paragraph (a), such Force Majeure delay shall be added to the delay described in paragraph (a), provided that Landlord shall notify Tenant reasonably promptly after obtaining knowledge that the Force Majeure is reasonably likely to cause a further delay in the Relocation Completion Date. The delays referred to herein and in paragraph (a) are herein referred to collectively and individually as “Tenant’s Expansion Delay.”
          6. Landlord and Tenant acknowledge that Tenant has heretofore delivered to Landlord a cash security deposit in the amount of $34,000.00 to be held and applied as provided in Section 5 of the Lease. Landlord and Tenant further agree that, on or before the Effective Date, Tenant shall deliver an additional security deposit of $33,000.00. Landlord shall hold and apply the same as provided in Section 5 of the Lease. Notwithstanding the foregoing, so long as: (x) on the first anniversary of the Effective Date, there has existed no Event of Default under the terms of the Lease, nor any event or circumstance which, with the passage of time or the giving of notice, or both, would constitute an Event of Default, and Tenant has not made any payment of Base Rent on any day after the same was due and payable under the Lease; and (y) on the first anniversary of the Effective Date the Lease is in full force and effect; then Tenant shall be entitled to reduce the face amount of the LC at such anniversary, to $34,000.00. Landlord shall return the difference in said security deposit to Tenant within ten (10) days following receipt of written request therefor.
          7. Landlord and Tenant agree that Section 27.1 of the Lease shall be deleted in its entirety and restated as follows:
     “27.1 Tenant’s Right. Provided that, at the time of such exercise, (i) there exists no Event of Default; (ii) Tenant has not assigned the Lease or sublet all of any portion of the Premises (other than to any entity described in the last sentence of Section 12.1 hereof); and (iii) the Lease is still in full force and effect, Tenant shall have the right to extend the Term of the Lease for one extended term (the “Extended Term”) of three (3) years, commencing June 1, 2009 and ending May 31, 2012. If Tenant so requests in writing, not sooner than March 31, 2008, Landlord shall, within thirty (30) days, advise Tenant of Landlord’s then good faith determination of what the Fair Market Rental Value of the Premises would be as of the Determination Date (as such terms are defined in Section 27.2). Tenant shall exercise such option to extend by giving written notice to Landlord not later than May 31, 2008. Tenant further agrees that Tenant’s right to extend the Term for the Extended Term is expressly subject only to the rights of Hewitt Associates under an existing lease dated as of February 19, 2004 to expand into the Premises as of June 1, 2009, and that the Premises may not be available to Tenant during the Extended Term. Not later than June 30, 2008, Landlord shall advise Tenant of whether the Premises will be available to Tenant during the Extended Term. If the Premises will not be available during the Extended Term, then Tenant’s option to extend shall be void and without any effect, and the Lease Term will end on the Expiration Date set forth herein.
          8. Landlord shall have the right at any one time during the Lease Term, upon not less than one hundred twenty (120) days’ prior written notice, to relocate Tenant to any other leasable space in the Building (the “Substitute Space”), which space shall be reasonably comparable to the Premises in terms of quality and level of finish. Prior to the date that Tenant is relocated to the Substitute Space, Tenant shall remain in the Premises and shall continue to perform all of its obligations under this Lease. After Tenant moves into the Substitute Space, this Lease shall remain in full force and effect and be deemed applicable to the Substitute Space, except as to Base Rent, Tenant’s Share of Operating Expense increases, Tenant’s Share of Real Property Tax increases and the number of parking spaces Tenant shall be entitled to use, all Of which shall be adjusted based on the relationship between the number of rentable square feet in the original Premises and the number of rentable square feet in the substituted space. Upon Tenant’s relocation, Landlord and Tenant shall amend the Lease to provide for the relocation of the Premises. Landlord shall pay for all actual, substantiated costs to Landlord or Tenant in connection with Tenant’s relocation to the Substitute Space, such as the cost of moving Tenant’s furniture and equipment to the Substitute Space and the cost associated with telephone/data cabling/network wiring (as well as the cost of purchasing and installing any equipment necessary to adequately cool Tenant’s computer room in the Substitute Space) and the cost of a reasonable quantity of Tenant’s stationery products (on which the floor on which the Premises are located is specified), but such costs shall not include the costs of Tenant’s personnel engaged in preparing for or carrying out such relocation.
          9. In accordance with Section 47 of the Lease, Landlord agrees to provide, at Landlord’s sole cost and expense, building standard signage in the elevator lobby located on the 6th floor and at the entrance to the Premises during the Term of the Lease (as it may be extended).
          10.       (a) As a material inducement to Landlord entering into this First Amendment, Tenant certifies to Landlord that as of the date hereof: (i) the Lease contains the entire agreement between the parties hereto relating to the Premises and that there are no other agreements between the parties relating to the Premises, the Lease or the Building which are not contained or referred to herein or in the Lease, (ii) Landlord is not in default in any respect in any of the terms, covenants and conditions of the Lease; (iii) Tenant has no existing setoffs, counterclaims or defenses against Landlord under the Lease; and (iv) Tenant has not assigned its interest in the Lease, or sublet or licensed any portion of the Existing Premises, to any third party or parties. Tenant certifies to Landlord that Tenant is not, and the performance by Tenant of its obligations hereunder shall not render Tenant, insolvent within the meaning of the United States Bankruptcy Code, the Internal Revenue Code or any other applicable law, code or regulation.
          (b) As a material inducement to Tenant entering into this First Amendment, Landlord certifies to Tenant that as of the date hereof: (i) the Lease contains the entire agreement between the parties hereto relating to the Premises and that there are no other agreements between the parties relating to the Premises, the Lease or the Building which are not contained or referred to herein or in the Lease, and (ii) to the best of Landlord’s knowledge, Tenant is not in default in any respect in any of the terms, covenants and conditions of the Lease.
          10. Tenant covenants, represents and warrants to Landlord that Tenant has had no dealings or communications with any broker or agent (other than Meredith & Grew, Inc. and CB Richard Ellis/Whittier Partners) in connection with this First Amendment, and Tenant covenants and agrees to pay, hold harmless and indemnify the Landlord from and against any and all cost, expense (including reasonable attorneys’ fees) or liability for any compensation, commission or charges to any broker or agent (other than the foregoing named broker) claiming through the Tenant with respect hereto. Landlord covenants, represents and warrants to Tenant that Landlord has had no dealings or communications with any broker or agent (other than Meredith & Grew, Inc. and CB Richard Ellis/Whittier Partners) in connection with this First Amendment, and Landlord covenants and agrees to pay, hold harmless and indemnify the Tenant from and against any and all cost, expense (including reasonable attorneys’ fees) or liability for any compensation, commission or charges to any broker or agent (including the foregoing named brokers) claiming through the Landlord with respect hereto. Landlord shall be responsible for payment of the fees and commissions due to Meredith & Grew and CB Richard Ellis/Whittier Partners in connection with this First Amendment.
          11. Tenant represents and warrants that it has taken all necessary corporate, partnership or other action necessary to execute and deliver this First Amendment, and that this First Amendment constitutes the legally binding obligation of Tenant, enforceable in accordance with its terms. Tenant further represents and warrants that it has full and complete authority to enter into and execute this First Amendment and acknowledges that Landlord is relying upon Tenant’s representation of its authority to execute this First Amendment and Tenant shall save and hold Landlord harmless from any claims or damages, including reasonable attorneys’ fees, arising from Tenant’s misrepresentation of its authority to enter into and execute this First Amendment. Landlord represents and warrants that it has taken all necessary corporate, partnership or other action necessary to execute and deliver this First Amendment, and that this First Amendment constitutes the legally binding obligation of Landlord, enforceable in accordance with its terms. Landlord further represents and warrants that it has full and complete authority to enter into and execute this First Amendment and acknowledges that Tenant is relying upon Landlord’s representation of its authority to execute this First Amendment and Landlord shall save and hold Tenant harmless from any claims or damages, including reasonable attorneys’ fees, arising from Landlord’s misrepresentation of its authority to enter into and execute this First Amendment.

          12. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Lease.
          13. As amended by this First Amendment, the Lease is ratified and confirmed and declared to be in full force and effect.
[Signatures Appear on Following Page]

     IN WITNESS WHEREOF, parties have set their respective hands as of the date first above written.

LANDLORD

THE REALTY ASSOCIATES FUND III, L.P., a
Delaware limited partnership

By: Realty Associates Fund III GP Limited
Partnership, a Delaware limited partnership, its
general partner

By: Realty Associates Fund III, LLC, a
Delaware limited liability company, its
sole general partner

By: Realty Associates Fund III Trust, a
Massachusetts business trust, its sole
member

By:	/s/ James P. Knowles
Name: James P. Knowles
Title: Regional Director

By: Realty Associates Fund III Texas Corporation, a
Texas corporation, its general partner

By:	/s/ James P. Knowles
Name: James P. Knowles
Title: Regional Director

TENANT

OXIGENE, INC.

By:	/s/ James Murphy
Name: James Murphy
Title: VP CFO

EXHIBIT A-1
Plan of Replacement Premises

EXHIBIT B-1
NEW PLAN

Nelson Architecture, Inc. - an affiliated company of

NELSON

The NELSON New England Operating Company, LLC

9,901 SF
N

☐ SPACE USE PLAN APPROVAL

OXIGENE

APPROVED BY:
(Authorized Signature)

DATE 7/19/05

SIXTH FLOOR SOUTH
230 THIRD AVENUE
WALTHAM, MA

OXIGENE

REVISED 3-31-05

Meredith & Grew Incorporated

EXHIBIT C-l
DESCRIPTION OF LANDLORD’S EXPANSION WORK
1. Supplemental HVAC system with a capacity sufficient to cool Tenant’s equipment (consisting of not more than four servers requiring approximately 2,000 watts of power and 10,000 BTU’s of cooling) located in Tenant’s server room on a 24/7 basis;
2. Building standard paint and carpeting in color of Tenant’s choice;
3. Building standard lock sets on all office doors keyed as specified by Tenant;
4. Network wiring cutouts/pull strings in all offices and conference rooms pursuant to the below list;
5. Relocation and installation of Tenant’s existing dishwasher (or provide a new dishwasher, at Landlord’s election and cost) and refrigerator;
6. Electrical metering or submetering at Landlord’s election.
7. Three dedicated 20-ampere duplex receptacles in the server room;
8. List of locations for network wiring cutouts/pull-strings:
a. One per office, located on the same wall as the desk return as shown on the approved space plan, and two in certain offices as specified prior to construction commencement;
b. Two in each of the two locations shown on the plan as “File/Fax/Copy areas;”
c. One in each of the two file rooms;
d. Two in the server room; and
e. One cutout per wall in each of the two conference rooms.

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